SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                    |X|
Filed by a Party other than the Registrant | |

Check the appropriate box:

|X|  Preliminary Proxy Statement           | |  Confidential, For Use of the
| |  Definitive Proxy Statement                 Commission Only (as permitted by
| |  Definitive Additional Materials            Rule 14a-6(e)(2)
| |  Soliciting Material Under
     s.240.14a-12

                              EMERGING VISION, INC.
                (Name of Registrant as Specified in its Charter)

           ----------------------------------------------------------
    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.
| |     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies: ____________________________________________________

         (2) Aggregate number of securities to which transaction applies: ____________________________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how its was determined): ____________________________________________

         (4)      Proposed maximum aggregate value of transaction: ____________

         (5)      Total fee paid: _____________________________________________


| |     Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid: _____________________________________

         (2)      Form, Schedule or Registration Statement No.: _______________

         (3)      Filing Party: _______________________________________________

         (4)      Date Filed: _________________________________________________

                              EMERGING VISION, INC.
                         100 Quentin Roosevelt Boulevard
                           Garden City, New York 11530

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held July 11, 2002

     The Annual Meeting of Shareholders of Emerging Vision, Inc. ("EVI" or the "Company") will be held at 100 Quentin Roosevelt Boulevard, Garden City, New York 11530, on Thursday, the 11th day of July 2002, at 9:00 a.m. (local time), for the following purposes:

     (1) to elect two Class 1 Directors to the Company's Board of Directors to hold office until the 2004 Annual Meeting of Shareholders or until each of their respective successors shall have been duly elected and qualified;

     (2) to consider and act upon an amendment to the Company's Certificate of Incorporation to increase the number of shares of the Company's authorized common stock, par value $0.01 per share (the "Common Stock"), from 50,000,000 to 150,000,000; and

     (3) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     A Proxy Statement explaining the matters to be acted upon at the Annual Meeting is enclosed. Please read it carefully.

     The Board of Directors has fixed the close of business on May 24, 2002 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting; and each share of the Company's Senior Convertible Preferred Stock, par value $0.01 per share, is entitled to 133,333 votes on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK AND SENIOR CONVERTIBLE PREFERRED STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

     It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or before June 19, 2002.

                                          By Order of the Board of Directors


                                          By:   /s/ Christopher G. Payan
                                             --------------------------------
                                              Christopher G. Payan
                                              Secretary

June 17, 2002

                              EMERGING VISION, INC.
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                            To be held July 11, 2002

                                  INTRODUCTION

     This Proxy Statement is being furnished to shareholders of record of Emerging Vision, Inc. ("EVI" or the "Company") as of May 24, 2002, in connection with the solicitation, by the Board of Directors of EVI (the "Board"), of proxies for the 2002 Annual Meeting of Shareholders to be held at 100 Quentin Roosevelt Boulevard, Garden City, New York 11530, on Thursday, July 11, 2002, at 9:00 a.m. (local time), or at any and all adjournments thereof (the "Annual Meeting" or "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is annexed. The approximate date of mailing to Shareholders of the Notice of Annual Meeting, this Proxy Statement, the enclosed form of Proxy and the Company's Annual Report on Form 10-K for the year ended December 31, 2001, is June 19, 2002.

                       OUTSTANDING STOCK AND VOTING RIGHTS

     The Board has fixed the close of business on May 24, 2002 as the record date for the determination of shareholders entitled to notice of the Annual Meeting, and only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), and Senior Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock" and, together with the Common Stock, hereinafter collectively referred to as the "Capital Stock"), on that date, will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, the Company had outstanding 29,004,972 shares of Common Stock, each share of Common Stock being entitled to one vote on all matters presented at the Annual Meeting, and 2.506252 shares of Preferred Stock, each share of Preferred Stock being entitled to 133,333 votes on all matters presented at the Annual Meeting.

     The presence, in person or by proxy, of the holders of shares that represent a majority of the votes entitled to be cast at the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A plurality of the votes cast at the Annual Meeting is required for the election of directors; and a vote of the majority of the votes entitled to be cast at the Annual Meeting will be required for the approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of its Common Stock. For all other matters to be considered at the Annual Meeting, a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The directors and executive officers of the Company, as a group, have indicated their intention to vote "FOR" the election, to the Board, of the individuals named as nominees herein, and "FOR" the other item to be considered at the Annual Meeting.

     If the enclosed Proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and if no such instructions are indicated thereon, will be voted in favor of the nominees named below for election as Directors and for the other proposals referred to below. In their discretion, the Proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Meeting that the Board did not know, within a reasonable period of time prior to this solicitation, would be presented at the Meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

I.       COMMON STOCK:

     The following table sets forth certain information, as of June 1, 2002, regarding the beneficial ownership of the Common Stock by: (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of EVI's Common Stock; (ii) each director of the Company;
(iii) each Named Executive Officer of the Company (as said term is defined under the caption "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group. The percentages in the "Percent of Class" column do not give effect to shares included in the "Beneficial Ownership" column as a result of the ownership of options or warrants. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of William F. Stasior is 3570 East Calle Puerta De Acero, Tucson, Arizona 85718. The address of Benito R. Fernandez is 2830 Pitkin Avenue, Brooklyn, New York 11208. The address of Joel L. Gold is c/o Berry Shino Securities, 45 Broadway, New York, New York 10006. The address of Nicholas Shashati is c/o Sterling VisionCare, 9663 Tierra Grande Street, San Diego, California 92126. The address of all other persons listed below is 100 Quentin Roosevelt Boulevard, Garden City, New York 11530.


        Name                     Beneficial            Percent
                                 Ownership            of Class
------------------------      ---------------        -----------


Robert Hillman (c)                    --  (1)             *

Michael C. McGeeney (c)               --                  *

Gregory T. Cook (c)              516,667  (2)            1.9%

William F. Stasior (a)           233,333  (3)             *

Dr. Robert Cohen (a)           1,389,490  (4)            5.0%

Dr. Alan Cohen (a)             1,589,490  (5)            5.7%

Joel L. Gold (a)                 126,500  (6)             *

Benito R. Fernandez (a)        5,477,075  (7)           18.8%

Dr. Nicholas Shashati (b)         73,333  (8)             *

George D. Papadopoulos (c)       150,000  (9)             *

All current directors and      8,941,721  (10)          29.1%
executive officers as a
group (9 persons) (d)


----------------------
*        less than 1%

     (a) Director

     (b) Executive officer

     (c) Former director and/or executive officer

     (d) Includes: Christopher G. Payan, one of the Company's Chief Operating Officers, and its Senior Vice President, Chief Financial Officer, Secretary and Treasurer; Samuel Z. Herskowitz, one of the Company's Chief Operating Officers and its Chief Marketing Officer; and Myles Lewis, one of the Company's Chief Operating Officers and its Senior Vice President - Business Development, but excludes Messrs. Hillman, McGeeney, Cook and Papadopoulos.

     (1) This number excludes the right to acquire 500,000 shares of Common Stock pursuant to options previously granted to Mr. Hillman, the exercisability of each of which were subject to certain vesting requirements, and each of which were cancelled as a result of Mr. Hillman's resignation from the Company on May 30, 2002.

     (2) This number represents the right to acquire 516,667 share of Common Stock upon the exercise of presently exercisable, outstanding options.

     (3) This number represents the right to acquire 233,333 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 66,667 options which are subject to certain vesting requirements.

     (4) This number includes the right to acquire 650,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

     (5) This number includes the right to acquire 650,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional: (i) 100,000 shares owned by Meryl Cohen, as custodian for each of Erica and Nicole Cohen, the children of Alan and Meryl Cohen, to which Dr. Cohen disclaims beneficial ownership; and (ii) 10,000 shares owned by Dr. Cohen, as custodian for each of Erica and Nicole Cohen, to which Dr. Cohen also disclaims beneficial ownership.

     (6) This number includes 1,500 shares of Common Stock owned by Mr. Gold's children and the right to acquire 120,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 5,000 shares of Common Stock owned by Mr. Gold's wife, to which Mr. Gold disclaims beneficial ownership.

     (7) This number excludes the right to acquire 500,000 shares of Common Stock upon the exercise of outstanding warrants issued to Horizons Investors Corp. ("Horizons"), a New York corporation principally owned by Mr. Fernandez, which are subject to certain vesting requirements.

     (8) This number represents the right to acquire 73,333 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 66,667 options which are subject to certain vesting requirements.

     (9) This number represents the right to acquire 150,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

     (10) This number includes: (1) the right to acquire 1,779,166 shares of Common Stock upon the exercise of presently exercisable, outstanding options. In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 1,779,166 shares of Common Stock for which the Company's directors and executive officers, as a group, hold currently exercisable options, have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such directors and executive officers as a group.

II.      SENIOR CONVERTIBLE PREFERRED STOCK:

     Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to beneficially own more than 5% of the outstanding shares of EVI's Senior Convertible Preferred Stock:




                                        Beneficial        Percent of
           Name                         Ownership            Class
-----------------------------------  ----------------  -----------------
Huberfeld/Bodner Family Foundation
152 West 57th Street
New York, NY 10019                        1.77 (1)            70.5%


Rita Folger
1257 East 24th Street
Brooklyn, NY 11210                        0.74 (2)            29.5%
-----------------------------------  ----------------  -----------------


     (1) These shares are convertible into an aggregate of 236,000 shares of Common Stock; and the holder thereof will be entitled to cast that number of votes at any meeting of shareholders.

     (2) These shares are convertible into an aggregate of 98,667 shares of Common Stock; and the holder thereof will be entitled to cast that number of votes at any meeting of shareholders.



                        DIRECTORS AND EXECUTIVE OFFICERS

     The Board presently consists of five directors, not including Mr. Robert S. Hillman who resigned as of May 30, 2002. The directors of EVI are divided into two classes, designated as Class 1 and Class 2, respectively. Directors of each Class will be elected at the Annual Meeting of the Shareholders of EVI held in the year in which the term of such Class expires, and will serve thereafter for two years, or until their respective successors are duly elected and qualified or their earlier resignation, removal from office, retirement or death. Mr. William F. Stasior and Mr. Benito R. Fernandez presently serve as Class 1 Directors and are scheduled to hold office until the 2002 Annual Meeting of Shareholders. Drs. Robert and Alan Cohen and Mr. Joel L. Gold presently serve as Class 2 Directors and are scheduled to hold office until the 2003 Annual Meeting of Shareholders.

Item 1.  ELECTION OF DIRECTORS (PROPOSAL NO. 1)

     The Board has nominated Mr. William F. Stasior and Mr. Benito R. Fernandez to serve as Class 1 Directors until the 2004 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

     The following  table lists the current Class 1 and Class 2 Directors of the
Company:

Class 1 - Term Expires in 2002

Mr. William F. Stasior (Current director standing for election at the Annual
                        Meeting)
Mr. Benito R. Fernandez (Current director standing for election at the Annual
                         Meeting)

Class 2 - Term Expires in 2003

Dr. Robert Cohen (Current director)
Dr. Alan Cohen (Current director)
Mr. Joel L. Gold (Current director)

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following two nominees: William F. Stasior and Benito R. Fernandez. Each nominee for Director has consented to serve on the Board and will be elected by a plurality of the votes cast at the Annual Meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board may select; however, at the present time, the Board knows of no reason why any nominee might be unable to serve. Shareholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the enclosed Proxy Card.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.



             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of EVI are as follows:

Name                                   Age           Position

Alan Cohen, O.D.                       51            Chairman of the Board of
                                                     Directors
Robert Cohen, O.D.                     57            Director
William F. Stasior                     61            Director
Joel L. Gold                           58            Director
Benito R. Fernandez                    60            Director
Christopher G. Payan                   27            Co-Chief Operating Officer,
                                                     Senior Vice President,
                                                     Chief Financial Officer,
                                                     Secretary and Treasurer
Samuel Z. Herskowitz                   32            Co-Chief Operating Officer
                                                     and Chief Marketing Officer
Myles Lewis                            34            Co-Chief Operating Officer
                                                     and Senior Vice President -
                                                     Business Development
Dr. Nicholas Shashati                  42            President - VisionCare of
                                                     California, Inc. ("VCC")



     Dr. Alan Cohen has served as a director of the Company since its inception; and, as of May 31, 2002, became the Company's Chairman of the Board of Directors. He also served as Chief Operating Officer of the Company from 1992 until October 1995, when he became Vice Chairman of the Board of Directors, and as the Company's President, Chief Executive Officer and Chief Operating Officer from October 1998 through April 17, 2000, when he became President of the Company's retail optical store division, which position Dr. Cohen resigned from on January 9, 2001. Dr. Cohen, together with his brother, Dr. Robert Cohen, is the owner of Meadows Management, LLC ("Meadows") which, until April 9, 2000, rendered consulting services to the Company. From 1974 to the present, Dr. Alan Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also been a director, principal shareholder and officer of Cohen Fashion Optical, Inc. and its affiliates ("CFO"), which currently maintains its principal offices in Garden City, New York; and, since January 15, 2001, as President of General Vision Services, LLC ("GVS"), which currently maintains its principal offices in New York City. Dr. Cohen and his brother, Dr. Robert Cohen, are also shareholders of CFO and members of GVS. CFO and GVS each engage in the operation (and, in the case of CFO, franchising) of retail optical stores similar to those operated and franchised by the Company. Dr. Cohen is also an officer and a director of several privately held management and real estate companies and other businesses. Dr. Cohen graduated from the Pennsylvania School of Optometry in 1972, where he received a Doctor of Optometry degree.

     Dr. Robert Cohen served as Chairman of the Board of Directors of the Company from its inception through April 7, 2000, when he resigned as Chairman, but not as a director. He also served as Chief Executive Officer of the Company from its inception until October 1995. Dr. Cohen, together with his brother, Dr. Alan Cohen, is the owner of Meadows, which, until April 9, 2000, rendered consulting services to the Company. From 1968 to the present, Dr. Robert Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also served as President and a director of CFO; and, since January 15, 2001, as the Chief Executive Officer of GVS. Dr. Cohen and his brother, Dr. Alan Cohen, are also shareholders of CFO and members of GVS. Dr. Cohen is also an officer and a director of several privately held management and real estate companies and other businesses. Dr. Cohen graduated from the Pennsylvania School of Optometry in 1968, where he received a Doctor of Optometry degree.

     William F. Stasior was appointed as the Company's Chairman of the Board of Directors, effective April 10, 2000, and resigned as Chairman, but not as a director, as of July 2, 2001. From 1991 to March 1999, Mr. Stasior served as the Chairman and Chief Executive Officer of Booz-Allen & Hamilton, Inc., one of the world's largest management and technology consulting firms; and, since March 1999, he continues to serve as such entity's Senior Chairman. Mr. Stasior currently serves on the Board of Advisors for both Northwestern University's Kellogg Graduate School of Management and INSEAD, the leading business school in Europe, and serves on the Board of Directors of Opnet Technologies, Inc., a publicly held software company that specializes in enhancing network performance for the Internet and other applications, and Rare Medium Group, Inc., a publicly held investment company. Mr. Stasior also serves on the Board of Advisors of Vanu, Inc., a developer of software-based radios. He is also a member of the Board of Directors of the United Negro College Fund, and chairs several of its committees. He is active in technical professional associations, and has served on various panels of the National Research Council. Mr. Stasior holds Masters and Bachelors degrees from Northwestern University, in Engineering and Computer Sciences.

     Joel L. Gold has served as a director of the Company since December 1995. He is currently Executive Vice President of Investment Banking of Berry Shino Securities, Inc., an investment banking firm located in New York City. From January 1999 until December 1999, he was an Executive Vice President of Solid Capital Markets, an investment banking firm also located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of
Interbank Capital Group, LLC, an investment banking firm also located in New York City. From April 1996 to September 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March 1995 to April 1996, a Managing Director of Fechtor Detwiler & Co., Inc., a representative of the underwriters for the Company's initial public offering. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. ("Bear Stearns"). For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director, and serves on the Compensation Committee of, PMCC Financial Corp. ("PMCC"), a publicly held specialty, consumer finance company.

     Benito R. Fernandez was appointed as a director of the Company as of June 12, 2001. Since 1986, Mr. Fernandez has been the President of Horizons, located in Albany, New York, an entity which owns, develops and manages real estate properties, and which also acts as agent for various companies in the health field, as well as the President of Horizons Hotels Corp., located in San Juan, Puerto Rico, which owns and manages hotel properties. In addition, since 1980, Mr. Fernandez has been the President of the Brooklyn Manor Group, located in Brooklyn, New York, an entity which owns and manages a health care facility and acts as a consultant to various health related facilities; and, since 1973, has been the President of Typhoon Fence of L.I., Inc., the operator of a fence construction company located in Long Island, New York. Mr. Fernandez, who was a former member of the Federal Reserve Bank of New York Advisory Council of Small Business and Agriculture, graduated from the City University of the City of New York in 1966, where he received his B.A. in Accounting. In 1999, he received The South Bronx Board of Trades and The Somos Uno Foundation Award for outstanding professional leadership in economic development; in 1995, he received the Bedford Stuyvesant Y.M.C.A. Man of the Year Award; and, in 1990, he received the New York State Puerto Rican/Hispanic Legislator Task Force Conference Center Award for excellence in advancing business opportunities for Puerto Ricans and Latinos.

     Christopher G. Payan joined the Company as its Vice President of Finance in July 2001. In October 2001, he was appointed as its Senior Vice President, Secretary, Treasurer and Chief Financial Officer; and, on April 29, 2002, was appointed as one of its Chief Operating Officers. From March 1995 through July 2001, Mr. Payan was employed by Arthur Andersen LLP, located in Melville, New York, one of the world's largest professional services firms, where he provided various audit, accounting, consulting and advisory services to various small and mid-sized companies in various industries. Mr. Payan is a certified public accountant and holds a Bachelors of Science degree in Accounting, graduating Cum Laude with Honors from C.W. Post - Long Island University.

     Samuel Z. Herskowitz joined the Company in January 1996 and, effective April 29, 2002, was appointed as one of its Chief Operating Officers, as well as its Chief Marketing Officer. From 1996 to April 1997, Mr. Herskowitz served as the Director of Operations of EVI's then wholly-owned subsidiary, Insight Laser Centers, Inc. In April 1997, Mr. Herskowitz became responsible for the Company's corporate communications and, in January 1998, was appointed to the position of Director of Marketing and Advertising of the Company, in which position he served until April 1999, when he became the Company's Vice President - Marketing and Advertising. From 1993 to December 1996, Mr. Herskowitz was the Director of Public Relations for Rosenblum Eye Centers located in New York City. Mr. Herskowitz received a Masters in Business Administration from Baruch College of the City University of New York in May 1995.

     Myles Lewis joined the Company in October 1999 as its Vice President - Managed Care and, effective April 29, 2002, was appointed as one of the Company's Chief Operating Officers and its Senior Vice President - Business Development. From October 1998 to September 1999, Mr. Lewis served as Vice President of Managed Care for Vista Eyecare, Inc., located in Lawrenceville, Georgia, as well as President of ProCare Eye Exam, Inc., Vista's health maintenance organization located in the State of California. From January 1993 to September 1998, Mr. Lewis was employed by New West Eyeworks, located in Tempe, Arizona, in various executive capacities, including Vice President - Managed Care, President of Vista Eyecare Network, LLC, a managed care company owned by New West Eyeworks, and Director of Strategic Projects and Operations. Mr. Lewis graduated from Arizona State University in 1991, where he received a Bachelors of Science degree in Management.

     Dr. Nicholas Shashati has been the Director of Professional Services of the Company since July 1992 and, since March 1, 1998, the President of the Company's wholly owned subsidiary, VCC. Dr. Shashati earned a Doctor of Optometry degree from Pacific University of California in 1984, and received a Bachelor of Visual Science degree from Pacific University and a Bachelor of Science degree in Biology from San Diego State University. Dr. Shashati is licensed as an optometrist in the States of New York, California, Arizona and Oregon. He is
Chairperson for the Quality Assurance Committee of the Company, as well as a Practice Management Consultant.



                       OPERATION OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 2001, the Board held nine meetings in person, held two additional meetings telephonically, and acted by unanimous written consent six times. Each director (including Messrs. Gregory T. Cook and Suresh Mathews, who both resigned as directors in March 2001, Mr. Jerry Novack, who resigned as a director on April 15, 2002, and Mr. Robert S. Hillman, who resigned as a director on May 30, 2002) attended at least 75% of the meetings held by the Board during the period in which such director served, including the meetings held by the Committees on which such director served.

Committees of the Board

     The standing committees of the Board include the Executive Committee, the Audit Committee, the Compensation Committee and the Independent Committee.

     The Executive Committee, whose members currently are Benito R. Fernandez, Alan Cohen and Joel L. Gold (and whose members, from time to time during the 2001 fiscal year, also included William F. Stasior, Gregory T. Cook and Robert
S. Hillman) is generally authorized to exercise the powers of the Board in connection with the management of the Company; provided, however, that the Executive Committee does not have the authority to submit to shareholders any action that needs shareholder approval under law, fill vacancies in the Board or in any Committee, fix the compensation of directors for serving on the Board or on any Committee, amend or repeal the By-Laws of the Company or adopt new by-laws of the Company, or amend the Company's Certificate of Incorporation. The Executive Committee was established in December 1995 and, during the year ended December 31, 2001, met once in person and acted nine times by unanimous written consent.

     The Audit Committee, whose members currently are William F. Stasior, Benito
R. Fernandez and Joel L. Gold (and whose members, from time to time during the 2001 fiscal year, also included Suresh Mathews), recommends the selection of the Company's independent auditors, receives reports from such independent auditors on any material recommendations made to management, and reviews, with the auditors, any material questions or problems with respect to the accounting records, procedures or operations of the Company which have not been resolved to their satisfaction after having been brought to the attention of management. The Audit Committee, which was established in December 1995, met once in person during the year ended December 31, 2001 and three times telephonically.

     The Compensation Committee, whose members currently are Benito R. Fernandez, Alan Cohen and Joel L. Gold (and whose members, from time to time during the 2001 fiscal year, also included William F. Stasior, Gregory T. Cook and Robert S. Hillman) administers EVI's 1995 Stock Incentive Plan and recommends to the Board the salaries and bonuses of the executive officers of the Company. The Compensation Committee was established in December 1995 and, during the year ended December 31, 2001, met two times in person and acted two times by unanimous written consent.

     The Independent Committee, whose members currently are William F. Stasior, Benito R. Fernandez and Joel L. Gold (and whose members, from time to time during the 2001 fiscal year, also included Suresh Mathews), is generally authorized to review any transaction (or series of transactions) involving more than $10,000 in any single instance, or more than $50,000 in the aggregate (other than compensation matters which are determined by the Compensation Committee) between the Company and: (i) any of its directors, officers, principal shareholders and/or each of their respective affiliates; or (ii) any employee of, or consultant to, the Company who also renders services to CFO and/or GVS, retail optical companies owned, in part, by certain directors and shareholders of the Company, whether or not for compensation. The Independent Committee was established in December 1995 and, during the year ended December 31, 2001, met once in person and acted five times by unanimous written consent.



                              DIRECTOR COMPENSATION

     Directors who are not employees or executive officers of the Company or associated with the Company receive $1,000 for each Board and Committee meeting attended in person, and $250 for each Board and Committee meeting attended telephonically. Further, all directors are reimbursed for certain expenses in connection with their attendance at Board and Committee meetings.

     On April 26, 2001, the Compensation Committee of the Board (and the Independent Committee as it relates to Drs. Robert and Alan Cohen) authorized the grant, to each of Dr. Robert Cohen, Dr. Alan Cohen and Joel L. Gold, of options to purchase 100,000 shares of EVI's Common Stock, each of which options has a term of ten years, has an exercise price equal to the Closing Price on the date of grant ($0.33) and vested immediately; and on June 4, 2001, the Compensation Committee authorized the grant, to William F. Stasior, of options to purchase 100,000 shares of EVI's Common Stock at an exercise price equal to the closing price on the date of grant ($0.27), which options have a term of ten years and vested immediately.

     Other than with respect to the reimbursement of expenses, directors who are employees or executive officers of the Company will not receive additional compensation for serving as a director.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires EVI's executive officers and directors, and persons who own more than ten percent of a registered class of EVI's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent shareholders are required, by SEC regulation, to furnish EVI with copies of all
Section 16(a) forms they may file.

     Based solely on a review of the copies of such forms furnished to EVI, or written representations that no Forms 5 were required, EVI believes that, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Messrs. Hillman, Herskowitz and Lewis filed their Forms 3 after the respective required deadlines and Mr. Fernandez filed certain of his Forms 4 after the required deadlines.


                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation, for the three years ended December 31, 2001, of: (i) each individual who served as the Chief Executive Officer of EVI during the year ended December 31, 2001; (ii) each of the Company's two most highly-compensated executive officers who were serving as executive officers of the Company and/or VCC as of December 31, 2001; and (iii) one additional individual who would have been included with the individuals described in clause (ii) above, but for the fact that he was not serving as an executive officer of the Company as of December 31, 2001 (collectively, the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE


                                                                            Long  Term
                                                                           Compensation
                                                                            Securities
                                 Fiscal      Annual Compensation            Underlying           All Other
Name and Principal Position       Year      Salary          Bonus          Stock Options       Compensation
-------------------------------  ------    --------------------------     ---------------     --------------


Robert S. Hillman,                2001      $115,345     $     -             500,000 (3)       $ 21,851
Former President  and Chief
Executive Officer (1)

Michael C. McGeeney,              2001      $      -     $     -                   -           $      -
Former President and Chief
Executive Officer (5)

Gregory T. Cook,                  2001      $ 62,577 (7) $     -             250,000 (8)       $277,000 (9)
Former President and Chief        2000      $167,692 (10)$     -             800,000 (11)      $  2,000 (12)
Executive Officer (6)

George D. Papadopoulos,           2001      $163,673 (14)$     -             150,000 (15)      $      -
Former Senior Vice                2000      $ 96,154 (16)$     -             100,000 (17)      $      -
President, Chief Financial
Officer, Secretary and
Treasurer (13)

Dr. Nicholas Shashati,            2001      $102,000 (18)$     -             100,000 (19)      $ 24,200 (20)(21)
President - VisionCare of         2000      $102,000 (18)$     -                   -           $  6,000 (20)
California, Inc.                  1999      $102,000 (18)$     -              30,000 (8)       $  6,000 (20)



     (1) Mr. Hillman became the President, Chief Executive Officer and Chairman of the Board of Directors of the Company on July 2, 2001, which positions he resigned from on May 30, 2002.

     (2) Represents salary paid to Mr. Hillman for the period from July 2, 2001 through December 31, 2001.

     (3) All of these options were cancelled as a result of Mr. Hillman's resignation from the Company on May 30, 2002.

     (4) Represents automobile lease payments made on behalf of Mr. Hillman, the costs of insuring such automobile, and corporate apartment lease payments made on behalf of Mr. Hillman.

     (5) Mr. McGeeney became the President of the Company's retail optical, laser and ambulatory surgery center businesses on January 16, 2001, and the President and Chief Executive Officer of the Company on March 22, 2001, which positions he resigned from on June 29, 2001. Mr. McGeeney was employed and compensated by Goldin Associates, LLC, a firm retained by the Company, on January 16, 2001, to provide interim management services to the Company, at the direction of the Board, which retention ceased on June 29, 2001.

     (6) Mr. Cook was appointed to the position of President and Chief Executive Officer of EVI's Internet division, effective February 22, 2000 and, effective as of April 18, 2000, as the Company's President and Chief Executive Officer, which positions he resigned from on March 27, 2001.

     (7) Represents salary paid to Mr. Cook for the period from January 1, 2001 through March 27, 2001.

     (8) All of these options are fully vested and exercisable.

     (9) Represents severance paid to Mr. Cook upon the termination of his employment by the Company.

     (10) Represents salary paid to Mr. Cook for the period from March 1, 2000 through December 31, 2000.

     (11) One-third (33 1/3%) of these options vested on March 1, 2001 and remain outstanding and exercisable; and the balance of these options were cancelled as a result of Mr. Cook's resignation from the Company in March 2001.

     (12) Represents legal fees paid to Mr. Cook's attorney.

     (13) Mr. Papadopoulos became Vice President of the Company's Internet Division in March 2000 and, on March 22, 2001, became its Senior Vice President, Chief Financial Officer, Secretary and Treasurer, which positions he resigned from on December 14, 2001.

     (14) Represents salary paid to Mr. Papadopoulos for the period from January 1, 2001 through December 14, 2001.

     (15) All of these options vested and became fully exercisable on December 14, 2001.

     (16) Represents salary paid to Mr. Papadopoulos for the period from March 13, 2000 through December 31, 2000.

     (17) All of these options were cancelled on December 14, 2001, as a result of Mr. Papadopoulos' resignation from the Company.

     (18) Represents salary paid to Dr. Shashati by VCC.

     (19) One-third of these options are fully vested; and an additional one-third will vest on each of April 26, 2003 and 2004, provided that Dr. Shashati is then still employed by the Company.

     (20) Includes car allowance payments made to Dr. Shashati.

     (21) Includes additional salary paid to Dr. Shashati by EVI.


                        OPTION GRANTS IN LAST FISCAL YEAR

     During the fiscal year ended December 31, 2001, EVI's Compensation Committee (the "Committee") granted the following options to the Named Executive
Officers:

     (i) On March 21, 2001, the Committee granted to George D. Papadopoulos, its then Senior Vice President, Chief Financial Officer, Secretary and Treasurer, additional options to purchase 150,000 shares of EVI's Common Stock, each of which has a term of ten (10) years and provides for an exercise price equal to the composite closing price of EVI's Common Stock, as quoted on the Nasdaq National Market System (the "Closing Price") on the date of grant, and each of which became vested and immediately exercisable on December 14, 2001, the date of Mr. Papadopoulos' termination of employment by the Company.

     (ii) On March 23, 2001, the Committee granted to Gregory T. Cook, in connection with the termination of his employment by the Company, additional options to purchase 250,000 shares of EVI's Common Stock, each of which has a term of five (5) years and provides for an exercise price equal to the Closing Price on the date of grant, each of which options became vested and immediately exercisable.

     (iii) On April 26, 2001, the Committee granted to Nicholas Shashati, the President of VCC, additional options to purchase 100,000 shares of EVI's Common Stock, each of which has a term of ten (10) years and provides for an exercise price equal to the Closing Price on the date of grant. One-third (33.3%) of these options vested on April 26, 2002, and an additional one-third (33.3%) will vest on each of April 26, 2003 and 2004, provided that Dr. Shashati is then still employed by the Company.

     (iv) On July 2, 2001, the Committee granted to Robert S. Hillman, the Company's then President and Chief Executive Officer, an aggregate of 500,000 options to purchase EVI's Common Stock, each of which had a term of ten (10) years, provided for and exercise price equal to the Closing Price on the date of grant, and were cancelled as a result of Mr. Hillman's resignation from the Company on May 30, 2002.

     The following table sets forth information concerning the options granted during 2001 to each of the Company's Named Executive Officers:


                                         % of Total
                          Number of       Options                                     Potential Realizable Value of
                           Shares        Granted to     Exercise                      Assumed Annual Rates of Stock
                         Underlying     Employees in     Price                       Price Appreciation for Option Term
       Name           Options Granted   Fiscal Year    Per Share    Expiration Date          5%                10%
--------------------- ---------------- -------------- ------------- ---------------- ------------------ ----------------


Robert S. Hillman      500,000            22.8%         $0.43          7/02/11(*)      $  135,212         $   342,655
Gregory T. Cook        250,000            11.4%         $0.25          3/23/06         $   17,268         $    38,157
George D. Papadopoulos 150,000             6.8%         $0.22          3/21/11         $   20,754         $    52,594
Dr. Nicholas Shashati  100,000             4.6%         $0.33          4/26/11(**)     $   20,754         $    52,594



     (*) Each of these options was cancelled as a result of Mr. Hillman's resignation from the Company on May 30, 2002.

     (**) Subject to earlier cancellation ninety (90) days after the resignation or termination of the employee's employment by the Company.


                 AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                             Shares
                            Acquired                      Number of Securities
                               on          Value         Underlying Unexercised       Value of Unexercised In-the-Money
                            Exercise     Realized        Options at FY-End (#)             Options at FY-End ($)*
   Name                        (#)          ($)        Exercisable/Unexercisable        Exercisable/Unexercisable
------------------------- ------------ ------------ ------------------------------- ------------------------------------
Robert S. Hillman               -        $   -                  -0-/500,000                 $0.00/$0.00
Gregory T. Cook                 -        $   -              516,667/-0-                     $0.00/$0.00
George D. Papadopoulos          -        $   -              150,000/-0-                     $0.00/$0.00
Dr. Nicholas Shashati           -        $   -               73,333/100,000                 $0.00/$0.00


     * Based on the OTC Bulletin Board closing price for the last business day of the fiscal year ($0.095). The stock options granted to the Named Executive Officers have exercise prices as follows: Robert S. Hillman: 500,000 options at $0.43; Gregory T. Cook: 266,667 options at $8.06 and 250,000 options at $0.25; George D. Papadopoulos: 150,000 options at $0.22; and Nicholas Shashati: 10,000 options at $7.50, 10,000 options at $3.25, 20,000 options at $6.31 and 100,000 options at $0.33.

Stock Price Performance Graph

     The following graph shows the annual cumulative total shareholder return for the fiscal year ended December 31, 2001 based on an assumed investment of $100.00 on December 31, 1996. The Company's Common Stock began trading on the Nasdaq Stock Market on December 20, 1995 at a price of $7.50 per share. The graph compares the Company's performance with that of the S&P 500 Index and a peer group of its main competitors.


[OBJECT OMITTED]

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board has furnished the following report on executive compensation:


Philosophy

     The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding performance, seek to increase the profitability of the Company, and maximize the Company's return on equity so as to increase shareholder value. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is also an important consideration. The Company's executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company's business objectives and performance targets, including increasing long-term shareholder value.

     The Compensation Committee of the Board is comprised of the following three directors: Benito R. Fernandez, Alan Cohen and Joel L. Gold. Working with the Company, the Compensation Committee develops and implements compensation plans for the Company's executive officers.


Compensation Structure

     The Compensation Committee believes that it is in the best interests of the Company and its shareholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company.

     The annual cash compensation of most of the Company's executive officers, excluding Michael C. McGeeney, the Company's President and Chief Executive Officer until June 30, 2001 (who was employed and compensated by Goldin Associates, LLC, a firm retained by the Company to provide interim management services), consists primarily of an annual salary and stock options. The Compensation Committee also has discretion to award bonuses to each of the executive officers.

     Non-cash compensation of executive officers consists of options granted under the Company's 1995 Stock Incentive Plan. These stock options produce value for executives only if the Company's stock price increases over the respective option exercise prices. Although there are no particular targets with respect to the number of options granted to an executive officer, in general, the higher the level of an executive's responsibility, the larger this stock-based component of such person's compensation will be. In addition, in determining the size of option awards for a particular executive officer, the Compensation Committee considers the amount of stock options awarded to other executive officers in a like position.

     The compensation of each executive officer (other than the Chief Executive Officer) is based on an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation Committee; and the compensation of the Chief Executive Officer is determined by the Compensation Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive's responsibilities, the efficiency and effectiveness with which he/she marshals resources and oversees the matters under his/her supervision, and the degree to which he/she has contributed to the accomplishment of major tasks that advance the Company's goals.


Executive Officer Compensation for 2001

     During the fiscal year ended December 31, 2001, each of Mr. Robert S. Hillman, the Company's President and Chief Executive Officer from and after July 2, 2001, Mr. George D. Papadopoulos, its Senior Vice President, Chief Financial Officer, Secretary and Treasurer from and after March 22, 2001, Mr. Gregory T. Cook, the President and Chief Executive Officer of the Company from and after April 18, 2000, Ms. Sara V. Traberman, the Company's Chief Financial Officer from and after April 18, 2000, Mr. James C. Ewer, the Senior Vice President of the Company's Internet division from and after February 22, 2000, and Mr. Joseph Silver, the Company's Vice President - Legal Affairs and General Counsel from and after March 1, 2000, were employed by the Company pursuant to employment agreements entered into with each such individual; however, as noted below, Mr. Silver's agreement was terminated by the Company on February 28, 2001 and, as of the date hereof, has not been renewed, although he continues to serve as the Company's General Counsel. In addition, Mr. Hillman resigned from the Company on May 30, 2002, Mr. Papadopoulos resigned from the Company on December 14, 2001, Messrs. Cook and Ewer resigned from the Company on March 27, 2001, and Ms. Traberman resigned from the Company on April 24, 2001. The base salary to which each executive officer was entitled to during the 2001 fiscal year was based upon the Company's goal of attracting and retaining qualified executives and a comparison of the base salaries paid to executives of other companies in the retail optical and related industries.

     During the fiscal year ended December 31, 2001, the following employee stock options were granted by the Compensation Committee to the Company's Named Executive Officers: Robert S. Hillman - 500,000; Gregory T. Cook - 250,000; George D. Papadopoulos - 150,000, and Nicholas Shashati - 100,000 (See "Option Grants In Last Fiscal Year").

     Although the Compensation Committee believes that the compensation paid to its executive officers is comparable to compensation paid by similar companies, it has not made any independent investigation.

     The Compensation Committee feels that actions taken regarding executive compensation are appropriate in view of each individual's, as well as the Company's, overall performance.

Chief Executive Officer Compensation for 2001

     Robert S. Hillman served as the Company's President and Chief Executive Officer from July 2, 2001 through May 30, 2002, when he resigned. The terms of Mr. Hillman's employment by the Company are described below, in detail, under "Employment Contracts."

     Michael C. McGeeney served as the Company's President and Chief Executive Officer from March 22, 2001 through June 29, 2001, when he resigned. Mr. McGeeney was employed and compensated by Goldin Associates, LLC, a firm retained by the Company, on January 16, 2001, to provide interim management services to the Company, at the direction of the Board.

     Gregory T. Cook served as the Company's President and Chief Executive Officer from April 18, 2000 through March 27, 2001. Pursuant to Mr. Cook's employment agreement, he was appointed to the position of President and Chief Executive Officer of the Company's Internet division at an initial annual base salary of $200,000, increasing by at least five percent for each year of the term thereafter. In addition, the agreement: (i) provided for the grant, to Mr. Cook, of options to purchase 800,000 shares of the Company's Common Stock, each at an exercise price equal to the Closing Price on the day immediately preceding the date of his commencement of employment ($8.06), and one-third of which were to vest as of the expiration of each year of the term thereof; and (ii) permitted Mr. Cook to terminate such employment agreement upon the occurrence of certain specified events, whereupon the Company would be required to: (x) immediately vest all of the options previously granted to Mr. Cook; and (y) pay to Mr. Cook severance in an amount equal to (A) all compensation which would have otherwise become payable to him through the original expiration date of the term of the agreement (February 22, 2003), plus (B) the sum of $2 million (the "Base Amount"), which Base Amount was to be reduced (under certain conditions) by the excess, if any, of the then fair market value of the options granted to Mr. Cook, over the exercise price thereof.

     The Committee believes that the 2001 salaries of Messrs. Hillman and Cook were reasonable in light of their leadership. The Committee believes that the 2001 compensation level of each of these individuals reflected the Committee's confidence in each of them and the Company's desire, in each case, to retain the talents of each such individual. In each instance, the Committee sought to provide a total compensation package that is competitive with individuals who hold comparable positions or have similar qualifications in other similar organizations.


                                                    Respectfully submitted:

                                                    THE COMPENSATION COMMITTEE
                                                    By:  Benito R. Fernandez
                                                         Alan Cohen
                                                         Joel L. Gold
Dated: June 3, 2002

Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation Committee (the "Committee") are Benito R. Fernandez, Alan Cohen and Joel L. Gold. Additionally, Gregory T. Cook, Robert Cohen, Robert S. Hillman and William F. Stasior served on the Committee at various times during 2001.

     Dr. Alan Cohen, who is a member of the Committee, was an executive officer of the Company during 2001, and has certain relationships with the Company, all as described below in "Certain Transactions and Other Matters". Dr. Robert Cohen, who was also a member of the Committee during 2001, was an executive officer of the Company until April 7, 2000, and has certain relationships with the Company, all as described below in "Certain Transactions and Other Matters". Mr. Hillman, who was also a member of the Committee, was an executive officer of the Company, and had certain relationships with the Company, all as described below in "Certain Transactions and Other Matters".


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The  Audit  Committee   assists  the  Board  in  fulfilling  its  oversight
responsibilities to the Company's shareholders relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. The primary responsibility for the Company's financial reporting lies with senior management. The Company's independent accountants, Arthur Andersen LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles for the United States.

     Each of the Audit Committee members is independent as defined by the rules of The Nasdaq Stock Market, Inc. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent accountants. The Audit Committee operates under a written charter adopted by the Board.

     In this context, the Audit Committee has reviewed and discussed with management the Company's audited financial statements. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees."

     The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by the Independent
Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants the independent accountants' independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in EVI's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                                   Respectfully submitted:

                                                   THE AUDIT COMMITTEE
                                                   By:  William F. Stasior
                                                        Benito R. Fernandez
                                                        Joel L. Gold
June 3, 2002

                              EMPLOYMENT CONTRACTS

     On June 6, 2001, the Company and Mr. Robert S. Hillman entered into an employment agreement pursuant to which he was appointed as the Company's President and Chief Executive Officer for a period of three (3) years, commencing July 2, 2001. Pursuant to said agreement, Mr. Hillman: (i) was initially paid an annual base salary of $250,000 per year; (ii) received a monthly automobile allowance of $400.00 (which amount was subsequently increased to $850.00 per month); (iii) was entitled to the use of a corporate apartment to be leased and partially furnished by the Company; and (iv) was entitled to an annual bonus in an amount equal to ten percent by which the Net Income of the Company (as said term is defined in the Agreement) for any fiscal year ending June 30th, was not less than $2,000,000, which minimum Net Income would increase to the Net Income achieved by the Company during any fiscal year in which the Company was required to pay such annual bonus to Mr. Hillman, if any.

     Thereafter, on July 11, 2001, the members of the Compensation Committee agreed to reimburse Mr. Hillman for his moving expenses (in relocating to the United States), in the amount of $20,000. In addition, on December 15, 2001, Mr. Hillman and EVI modified his original agreement so as to: (i) require EVI to lease a new apartment for Mr. Hillman at a rental per month higher than that previously agreed to by the Committee; and (ii) reduce Mr. Hillman's annual base salary by the sum of $14,450 as a result thereof.

     In addition, Mr. Hillman, pursuant to the terms of said agreement, was granted: (i) 250,000 employee stock options, one-third (33.3%) of which would have otherwise vested on each of July 1, 2002, 2003 and 2004, provided that Mr. Hillman was still then employed by the Company; and (ii) 250,000 additional employee stock options, each of which would have otherwise vested on July 1, 2010 (provided that Mr. Hillman was still then employed by the Company); provided, however, that: (x) one-third (33.3%) of such additional options would have otherwise vested as of August 31st of any year following the expiration of a fiscal year (ending June 30th) in which the Company achieved Net Income (as defined in the Agreement) of at least $2 million; (y) an additional one-third (33.3%) of such additional options would have otherwise vested as of August 31st of any year following the expiration of a fiscal year (ending June 30th) in which the Company achieved Net Income of at least $3 million; and (z) an additional one-third (33.3%) of such additional options would have otherwise vested as of August 31st of any year following the expiration of a fiscal year (ending June 30th) in which the Company achieved Net Income of at least $4 million.

     On May 30, 2002, Mr. Hillman resigned from the Company and all of his options were cancelled.


                     CERTAIN TRANSACTIONS AND OTHER MATTERS

Cohen's Fashion Optical

     Drs. Robert and Alan Cohen are officers and directors of Cohen Fashion Optical, Inc. ("CFO"), including its affiliate, Real Optical, LLC. ("REAL"). CFO, which has been in existence since 1978, owns a chain of company-operated and franchised retail optical stores doing business under the name "Cohen's Fashion Optical." As of April 22, 2002, CFO had 71 franchised stores and 13 company-owned stores (including one store operated by an affiliate of CFO under the name "Cohen's Optical"). In addition, CFO also licenses to retail optical stores the right to operate under the name "Cohen's Kids Optical" or "Ultimate Spectacle." As of April 22, 2002, there were two Ultimate Spectacle stores located in the State of New York; and REAL, as of such date, operated three stores (under the name "Cohen's Fashion Optical"), all of which were located in New York State. CFO and REAL stores are similar to the Company's retail optical stores. CFO has been offering franchises since 1979 and currently has retail optical stores in the States of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey and New York. In the future, Cohen's Fashion Optical, Cohen's Kids Optical or Ultimate Spectacle stores may be located in additional states. As of April 22, 2002, approximately 20 CFO stores were located in the same shopping center or mall as, or in close proximity to, certain of the Company's retail optical stores. It is possible that one or more additional Cohen's Fashion Optical stores, Cohen's Kids Optical stores or Ultimate Spectacle stores may, in the future, be located near one or more of the

Company's retail optical stores, thereby competing directly with such Company stores. In addition, the Company's stores and certain of CFO's stores jointly participate, as providers, under certain third party benefit plans obtained by either the Company or CFO, which arrangement is anticipated to continue in the future.

     In January 2002, the Company subleased from CFO, for a term of five years, a portion of the space then being leased by CFO in a building located at 100 Quentin Roosevelt Boulevard, Garden City, New York and, in connection therewith, relocated its principal executive offices to such premises. The Company believes that its rent with respect to such premises is equal to the fair market rental value of such space.

     Until January 10, 2002, the Company subleased, from a limited liability company owned by certain of the Company's directors and principal shareholders, and shared with CFO and others, an office building located in East Meadow, New York. Occupancy costs were appropriately allocated based upon the applicable square footage leased by the respective tenants of the building. On January 10, 2002, the Company relocated its principal executive offices to 100 Quentin
Roosevelt Boulevard, Garden City, New York, and, in connection therewith, entered into a sublease with CFO for one of the two floors then being subleased to CFO, for a term of five years. Occupancy costs are being allocated between the Company and CFO based upon the respective square footages being occupied. Management believes that its rent with respect to such premises is equal to the fair market rental value thereof.


General Vision Services

     In January 2001, General Vision Services, LLC ("GVS"), a Delaware limited liability company located in New York City and beneficially owned, in principal part, by Drs. Robert and Alan Cohen and certain members of their respective, immediate families (collectively, the "Cohen Family") acquired substantially all of the assets of General Vision Services, Inc. As of April 22, 2002, GVS operated approximately 20 retail optical stores located in the New York metropolitan area, which stores are similar to the retail optical stores operated and franchised by the Company. In addition, GVS solicits and administers third party benefit programs similar to those being administered by the Company. It is possible that a GVS store, or another retail optical store which provides third party benefit plans administered by GVS, may now or in the future be located near one or more of the Company's retail optical stores and may be competing directly with such store.

     Furthermore, the Company, CFO and/or GVS jointly participate in certain third party benefit plans, and certain of the Company's retail optical stores, CFO's stores and GVS' stores participate as providers under third party benefit plans obtained by either the Company, CFO or GVS and, in all likelihood, will continue to do so in the future.

     In June 2001, the Company subleased to GVS its retail optical store (and the furniture, fixtures and equipment located therein), located in Nyack, New York, at a rent per month equal to the rent and additional rent payable under the Master Lease for such store, less a monthly rental credit, until May 31, 2003, of $2,500. Pursuant to the terms of such sublease, the Company will be required to transfer and convey to GVS all of such store's furniture, fixtures and equipment from and after June 15, 2003, provided GVS is not then in default in performing its obligations under such sublease.

     Further, in April 2002, EVI sold to GVS, for the sum of $55,000, substantially all of the assets of one of its stores located in New York City, together with all of the capital stock of its wholly-owned subsidiary, Sterling Vision of 125th Street, Inc., which is the tenant under the Master Lease for such store.


Additional Agreements and Transactions Between the Company and the Cohen Family

     During the fiscal year ended December 31, 2001, certain of the Company's real estate and construction supervisory service personnel were also employed by CFO in similar positions. The Company believes that the terms of this transaction were as favorable to the Company as could have been obtained from an unrelated party.

     On December 6, 2001,  the Company  borrowed  from  Broadway  Partners,  LLC
("Broadway"), a New York partnership owned by certain of Dr. Robert and Alan Cohen's children, the sum of $300,000, which loan, together with interest thereon, calculated at 1% above the prime rate of interest, was repaid to Broadway, in full, on January 23, 2002.

     During 2001, the Company purchased from City Lens, Inc. ("City Lens"), an ophthalmic lens laboratory owned, directly or indirectly, by members of the Cohen family, ophthalmic lenses and certain lens refinishing services for its Company-owned stores. For the year ended December 31, 2001, the total cost of such lenses and services purchased from City Lens, was approximately $243,000. The Company believes that the cost of such lenses and services were as favorable to the Company as those which could have been obtained from an unrelated third party.


Horizons Investors Corp. and Matters Relating to Benito R. Fernandez

     In November 2001, Horizons purchased from Rare Medium, Inc. ("Rare"), a portion (1,325,000) of the shares of EVI's Common Stock previously issued to Rare pursuant to its various agreements with such entity; and, in connection therewith, Horizons acquired Rare's right to require EVI to use its reasonable, good faith efforts to register all such shares under the Securities Act of 1933, as amended (the "Act").

     On December 3, 2001 and December 20, 2001, the Company borrowed from Horizons the sums of $150,000 and $300,000, respectively, each of which loans, together with interest thereon, calculated at 1% above the prime rate, were repaid by the Company, in full, on January 23, 2002.

     On January 23, 2002, the Company and Horizons entered into a series of agreements pursuant to which Horizons established, in favor of the Company, a credit facility, in the maximum amount of $1,000,000 and, in connection therewith, the Company obtained from Horizons an initial advance thereunder, in the amount of $300,000. Loans under such credit facility: (i) are secured by a pledge to Horizons of a substantial portion of the Company's franchise notes receivable; (ii) must be in increments of at least $150,000; (iii) bear interest at the rate of 1% above the prime rate; and (iv) must be fully amortized (repaid) over the then remaining term of the facility, which will expire on January 23, 2004. In addition, pursuant to the terms of such agreements with Horizons, the Company: (i) is required to pay to Horizons a facility fee equal to 2% per annum of the average daily principal balance of the unused portion of the facility from time to time outstanding; (ii) issued to Horizons five-year warrants to purchase up to 2,500,000 shares of EVI's Common Stock at an exercise price of $0.01 per share, 2,000,000 of which warrants were exercised on May 1, 2002 and the balance of which will vest in increments of 250,000 provided there is then due and owing to Horizons (and/or North Fork Bank), as of each of July 22, 2002 and October 22, 2002, any amounts under such credit facility (and/or under the Company's loan from North Fork Bank); (iii) is required to use its reasonable, good faith efforts to register, under the Act, the shares of EVI's Common Stock underlying such warrants; and (iv) is required to pay to Horizons an interest rate differential fee equal to the difference between the rate of interest actually paid, by the Company, to North Fork Bank on its $1,000,000 term loan from such Bank (which loan was personally guaranteed by Horizons and Mr. Fernandez and secured by Horizon's pledge, to the Bank, of a $1,000,000 certificate of deposit) and 1% above the prime rate of interest.


Matters Relating to Robert S. Hillman

     In October 2001, the Company entered into a certain management agreement with H&H Optical, LLC ("H&H") (a Nevada limited liability company owned, in part, by Susan Hillman, the sister of Robert S. Hillman, the Company's former President, Chief Executive Officer and Chairman) to manage the operations of its store located in Palm Desert, California, and; in December 2001, similar management agreements were entered into with H&H to manage the operations of an additional three Company-owned stores located in the State of Minnesota. These management agreements, each of which was terminated by the Company on May 30, 2002 as a result of H&H's numerous defaults thereunder, generally had a term of 1 to 2 years, provided for the payment of additional rent and advertising contributions (based upon the gross revenues of the store in question), provided for a rent subsidy by the Company, and provided H&H with an option to purchase the assets of each store, together with a Sterling Optical Center Franchise for the same, upon the expiration of the respective terms thereof.

                             APPOINTMENT OF AUDITORS

     On April 29, 2002, the members of the Company's Audit Committee recommended to the Board that it discontinue the future retention of Arthur Andersen, LLP ("Andersen") as the Company's principal accountants.

     In connection with the audit of the three fiscal years ended December 31, 1999, 2000 and 2001, the Andersen reports did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the three fiscal years ended December 31, 1999, 2000 and 2001, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of such firm, would have caused it to make reference to the subject matter of the disagreement as part of its report.

     The Board anticipates appointing another firm of independent public accountants upon the completion of a search, by management, and approval, by the Audit Committee, which search is currently in process.


Audit and Non-audit Fees

     Audit Fees. During the fiscal year ended December 31, 2001, the aggregate fees billed by Andersen, the Company's independent auditors, for the audit of the Company's financial statements for such fiscal year and for the review of the Company's interim financial statements on Form 10-Q, was $163,000.

     Financial Information Systems Design and Implementation. During the fiscal year ended December 31, 2001, Andersen did not provide any information technology consulting services to the Company.

     All Other Fees. During the fiscal year ended December 31, 2001, the aggregate fees billed by Andersen for professional services, other than audit services, was $90,000. All other fees include fees for tax services and accounting research, but do not include fees for information technology services (which were not rendered to the Company).

     The Audit Committee has determined that the rendering of all other non-audit services provided by Andersen was compatible with maintaining the auditors' independence.


     Item 2. PROPOSAL TO AMEND EVI'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF ITS COMMON STOCK FROM 50,000,000 TO 150,000,000 (PROPOSAL NO. 2)


     On April 29, 2002, the Board unanimously voted to recommend to the shareholders that the Company's Certificate of Incorporation be amended to increase the number of authorized shares of its Common Stock from 50,000,000 to 150,000,000 shares and to increase the total number of authorized shares of its capital stock from 55,000,000 to 155,000,000.

     The authorized Common Stock of the Company currently consists of 50,000,000 shares of Common Stock, of which 29,004,972 shares were outstanding as of June 1, 2002, and approximately 10,532,000 shares were reserved for issuance under outstanding warrants, options and convertible securities. In addition, there are 5,000,000 shares of preferred stock, par value $0.01 per share, authorized under the Certificate of Incorporation, of which 2.506252 shares were outstanding as of June 1, 2002.

     On April 29, 2002, the Board unanimously approved of the Company's initiation of a rights offering (the "Rights Offering"), pursuant to which, on a date to be established by the Board, the Company will grant each holder of shares of the Company's Common Stock the right to purchase one additional share of Common Stock, at a price per share to be established by the Board (the

"Purchased Share"), for each share of Common Stock owned by such shareholder as of a record date to also be established by the Board. For each right that is exercised by a shareholder, such shareholder will receive the Purchased Share and a warrant to purchase one additional share of Common Stock at a price to be established by the Board (the "Warrant"), the additional terms and conditions of which Warrant will be established by the Board. Therefore, the Company must increase its number of authorized shares of Common Stock to effect the Rights Offering.

     Furthermore, the Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Board is of the opinion that the authorization of additional shares of Common Stock is desirable in order to have a substantial number of authorized shares available for issuance, from time to time, without further shareholder approval in connection with possible future distributions to shareholders (including stock splits), financings, joint ventures, strategic alliances, acquisitions, public or private offerings, employee benefit plans and other corporate opportunities that may present themselves in the future. Having additional authorized shares available for issuance in the future would give the Company greater flexibility and allow shares of Common Stock to be issued without the expense and delay of shareholder action at a special meeting of shareholders unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may be listed. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's shares. Except as described above, the Company has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock not previously authorized for issuance by the Board.

     Another effect of the proposed amendment would be that the Board would have the authority, subject to the limitations set forth above, to issue additional shares of Common Stock that would dilute the voting power of outstanding shares, and thereby possibly impede a proposed tender offer or other attempt by a third party to gain control of the Company without Board approval. A portion of such additional shares could, for example, be privately placed with one or more purchasers who might side with the Board in opposing a hostile takeover bid and thus preserve the control of the then existing management. The mere existence of the additional authorized shares of Common Stock could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares of Common Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control. Accordingly, a future transaction which some, or even a majority, of the holders of Common Stock might deem to be in their best interest, or which such holders might have the opportunity to receive a premium for their shares over the then market price, might be impeded. As of the date hereof, the Company is not aware of any proposed tender offer or other attempt to take control of the Company. Holders of the Common Stock have no preemptive rights with respect to any shares that may be issued in the future. Under New York State law, shareholders are not entitled to dissenter's rights with respect to the proposed amendment to the Certificate of Incorporation.

     The Board cannot predict what effect, if any, the increase in the number of authorized shares of Common Stock will have on the market price of the Common Stock. An increase in the number of authorized shares of Common Stock may have a depressive effect on the market price of the Common Stock. The issuance of additional shares of Common Stock, without further approval of the shareholders, would also require the Board to make any determination to issue shares of Common Stock based on its judgment as to the best interests of the Company and its shareholders.

     The additional Common Stock to be authorized by adoption of the proposed amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of the earnings per share and percentage share of voting rights of current holders of Common Stock. If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Certificate of Incorporation (the "Amendment") with the State of New York Department of State.

     If the Amendment is approved by the  shareholders,  the first  paragraph of
Article   Fourth  of  the  Company's   Amended  and  Restated   Certificate   of
Incorporation will be amended to read as follows:

     "The Company is authorized to issue two classes of shares of capital stock, to be designated, respectively, as Preferred Stock and Common Stock. The total number of shares of capital stock that the Company is authorized to issue is 155,000,000. The total number of shares of Common Stock which the Company shall have the authority to issue is 150,000,000 shares, par value $0.01 per share. The total number of shares of Preferred Stock which the Company shall have the authority to issue is 5,000,000 shares, par value $0.01 per share."

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is required to authorize the proposed increase in the authorized number of shares of Common Stock.

     THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK.


                                     GENERAL

Other Matters

     The Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form, will be voted as the persons named therein may determine, in their discretion.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 is being mailed to shareholders together with this Proxy Statement.


Solicitation of Proxies

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal contact. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Capital Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person, is urged to complete, date and sign the enclosed Proxy and return it promptly in the enclosed return and envelope.

Shareholder Proposals

     If any shareholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Shareholders and desires to have such proposal included in the Proxy Statement and form of Proxy distributed by the Board with respect to such meeting, such proposal must be received at the Company's principal executive offices, 100 Quentin Roosevelt Boulevard, Garden City, New York 11530, Attention: General Counsel, by no later than December 15, 2002.

                                          By Order of the Board of Directors


                                          By:  /s/Christopher G. Payan
                                             ------------------------------
                                              Christopher G. Payan,
                                              Secretary

June 17, 2002

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            OF EMERGING VISION, INC.

             ANNUAL MEETING OF SHAREHOLDERS: THURSDAY, JULY 11, 2002


     The undersigned shareholder of Emerging Vision, Inc., a New York corporation (the "Company"), hereby appoints Mr. Christopher G. Payan and Mr. Joseph Silver, or either of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of the Capital Stock of Emerging Vision, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 100 Quentin Roosevelt Boulevard, Garden City, New York 11530, at 9:00 a.m. (local time), on Thursday, July 11, 2002, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side hereof.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" each of the nominees listed in Proposal No. 1, and "FOR" Proposal No. 2. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.







                              FOLD AND DETACH HERE

       The Board of Directors recommends a vote "FOR" Items 1 and 2.


ITEM 1 - ELECTION OF CLASS 1 DIRECTORS:

                           FOR   WITHHELD

NOMINEES
01  William F. Stasior     | |     | |
02  Benito R. Fernandez    | |     | |


WITHELD FOR:  (Write such nominee's
name in the discretion, upon such other space provided below):


----------------------------------------------


                                                          FOR   AGAINST  ABSTAIN
ITEM 2 - AMENDMENT TO THE COMPANY'S CERTIFICATE           | |     | |      | |
         OF INCORPORATION TO INCREASE ITS AUTHORIZED
         COMMON STOCK TO 150,000,000 SHARES FROM
         50,000,000 SHARES:



     The proxies are authorized to vote as they may determine, in their business as may properly come before the Meeting.



Signature:
           ----------------------------------------
Signature:
           ----------------------------------------
Date:
      ----------------------

     Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.




                              FOLD AND DETACH HERE